Exhibit 8.1

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2300

Houston, Texas 77002-6760

May 12, 2005

Buckeye Partners, L.P.

5002 Buckeye Road

Emmaus, PA 18049

RE:                              BUCKEYE PARTNERS, L.P.; REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

We have acted as counsel for Buckeye Partners, L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the offer and sale by the Partnership of common units representing limited partner interests (the “Common Units”) in the Partnership pursuant to a Registration Statement on Form S-3 (Registration No. 333-116540) (the “Registration Statement”).  In connection therewith, we have reviewed the discussion set forth under the caption “Material Tax Considerations” in the Registration Statement (the “Discussion”).

All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the date set forth above.  In addition, we are of the opinion that the Discussion with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact of the Partnership and its general partner included in such Discussion, as to which we express no opinion).

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Partnership and to the use of our name in the Registration Statement.  This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.